ImmunoGen Announces Non-Dilutive Term Loan Financing for Up to $175 Million with Pharmakon Advisors

ImmunoGen to Receive $75 Million Upon Execution of the Agreement; Eligible to Receive up to an Additional $100 Million in Near-Term Proceeds

Waltham, MA – April 6, 2023 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced it has entered into a term loan financing facility for up to $175 million with entities managed by Pharmakon Advisors, LP ("Pharmakon"). Proceeds from the agreement will strengthen ImmunoGen's balance sheet and provide the Company with additional capital to support its growth trajectory.

Under the terms of the agreement, the loan facility will be available to ImmunoGen in two tranches. The initial tranche of $75 million will be drawn upon execution; the second tranche of $50 million will be available at the Company's option upon achievement of positive top-line data from its confirmatory MIRASOL trial and a net sales threshold for ELAHERE™ (mirvetuximab soravtansine-gynx). This tranche may be increased to $100 million upon mutual agreement of the parties. The facility will mature five years from initial funding; payments will be interest-only during the first 36 months, with an extension of 12 months if certain conditions are met, after which ratable principal payments will commence for the remainder of the loan. Interest will accrue at the three-month Secured Overnight Financing Rate, subject to a 2.75% floor, plus 8.00% per annum.

"Our agreement with Pharmakon strengthens our financial position as we execute against our strategic priorities, including accelerating the launch of ELAHERE and investing in our pipeline of next-generation ADCs," said Mark Enyedy, ImmunoGen's President and Chief Executive Officer. "Pharmakon is a well-respected partner to innovative biotechnology companies, and we look forward to utilizing the non-dilutive capital from this agreement to advance the business and drive value for our shareholders as a commercial oncology company."

"We are pleased to support ImmunoGen and this investment illustrates our confidence in the Company's ability to successfully commercialize ELAHERE while progressing the development of its earlier-stage assets and delivering on its mission to offer more good days to patients," said Martin Friedman, Pharmakon Managing Member.

Goldman Sachs & Co. LLC served as financial advisor to ImmunoGen on the transaction.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to TARGET A BETTER NOW™.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

ABOUT ELAHERE (MIRVETUXIMAB SORAVTANSINE-GYNX)

ELAHERE (mirvetuximab soravtansine-gynx) is a first-in-class ADC comprising a folate receptor alpha-binding antibody, cleavable linker, and the maytansinoid payload DM4, a potent tubulin inhibitor designed to kill the targeted cancer cells. Please see full Prescribing Information, including a Boxed Warning, for ELAHERE here.

ABOUT PHARMAKON ADVISORS

Pharmakon Advisors, LP is a leading investor in non-dilutive debt for the life sciences industry and is the investment manager of the BioPharma Credit funds. Established in 2009, funds managed by Pharmakon Advisors have committed $6.7 billion across 48 investments. For more information, please visit www.pharmakonadvisors.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These statements include, but are not limited to, ImmunoGen's expectations related to the timing and presentation of clinical data from the MIRASOL trial; and the Company's business and product development strategies. Various factors could cause ImmunoGen's actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of the Company's preclinical and clinical development processes; the results of the ongoing MIRASOL trial may fail to support full approval of ELAHERE and, if not, additional studies may be required; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of preclinical studies, clinical trials, and regulatory processes; the timing and outcome of the Company's anticipated interactions with regulatory authorities; the risk that we may not be able to obtain adequate price and reimbursement for any approved products, including the potential for delays or additional difficulties for ELAHERE in light of the FDA granting accelerated approval; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and the resulting impact on ImmunoGen's industry and business; and other factors as set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2023 and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.

INVESTOR RELATIONS CONTACT

ImmunoGen

Anabel Chan

781-895-0600

anabel.chan@immunogen.com

MEDIA CONTACTS

ImmunoGen

Courtney O'Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com